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                                  EXHIBIT 9(a)

                  Amended and Restated Administration Agreement
                               Dated March 1, 2000


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                            ADMINISTRATION AGREEMENT

     This amended and restated Agreement dated March 1, 2000 amends and restates the Agreement dated May 11, 1999 between WEITZ SERIES FUND, INC., a Minnesota corporation, having its principal office and place of business at Omaha,

Nebraska (the "Fund"), and WALLACE R. WEITZ & COMPANY, a Nebraska corporation,

having its principal office and place of business at Omaha, Nebraska (the

"Administrator"),

     WHEREAS, the Fund desires to engage the Administrator to provide transfer agent, dividend disbursing agent and fund accounting and related administrator services.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained,

the parties hereto agree as follows:

     Section 1.  TERMS OF APPOINTMENT.

     1.01 Subject to the conditions set forth in this Agreement, the Fund hereby employs and appoints Administrator as the Fund's Administrator, Transfer

Agent and Dividend Disbursing Agent.

     1.02 Administrator hereby accepts such employment and appointment and agrees that on and after the effective date of its appointment it will act as the Fund's Administrator, Transfer Agent and Dividend Disbursing Agent.

Administrator agrees that it will also act as agent in connection with any periodic investment plan, periodic withdrawal program or other accumulation,

open-account or similar plans provided to the Fund's shareholders and set out in the Fund's prospectus.

     1.03 Administrator agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.

     1.04 Administrator agrees that it will perform all of the usual and ordinary services as Transfer Administrator and Dividend Disbursing

Administrator and as agent for the various shareholder accounts including but not limited to: issuing, transferring and canceling stock


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certificates, maintaining all shareholder accounts, preparing annual shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing shareholder reports and prospectuses, withholding taxes on non-resident alien accounts, disbursing income dividends and capital gains distributions, preparing and filing U.S. Treasury Department Form 1099 for all shareholders, preparing and mailing confirmation forms to shareholders for all purchases and liquidations of Fund shares and other confirmable transactions in shareholders'

accounts, recording reinvestment of dividends and distributions in Fund shares,

causing liquidation of shares and causing disbursements to be made to withdrawal plan holders.

     1.05 Administrator agrees that it will furnish the Fund with office facilities, including such space, furniture, equipment and supplies as well as personnel sufficient to carry out the necessary administrative, clerical and bookkeeping functions of the Fund. In connection therewith, the Administrator shall maintain all records required to be maintained for the Fund under the

Investment Company Act of 1940. Additionally, the Administrator shall provide the following services to the Fund:

         i.   Daily pricing;

        ii.   Computation of daily net asset value and reporting to Fund management, and others as requested;

       iii.   Prepare daily cash availability reports for Portfolio managers;

        iv.   Post daily all fund activity and prepare all applicable daily reports;

         v.   Accrue expenses daily;

        vi.   Calculate daily reconciliations of cash, receivables, payable accounts and shares outstanding;


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      vii.    Compute daily dividend rate for appropriate funds;

     viii.    Compute yields pursuant to S.E.C. formulas;

       ix.    Provide monthly analysis and reconciliation of all general ledger accounts;
        x.    Generate and maintain monthly broker ledgers, commission ledgers and net trade reports;

       xi.    Verify accuracy and propriety of bills and invoices, maintain expenses files and coordinate payment of bills and invoices in a timely manner;

      xii.    Prepare report on expense limitations as needed;

     xiii.    Maintain and verify portfolio trade tickets with broker

     confirmation;

      xiv.    Determine income availability for monthly, quarterly and/or annual dividend/distributions;

       xv.    Maintain historical record of all Fund net asset values and dividend/distributions;

      xvi.    Coordinate audit examination of outside auditors, including preparation of audit work paper package if required; and

     xvii.    Produce documents and respond to inquiries during S.E.C. audits.

        Section 2.  FEES AND EXPENSES.

     2.01 For the services to be rendered by Administrator pursuant to paragraphs 1.04 and 1.05, the Fund agrees to pay Administrator a monthly fee based upon the schedule set forth as Exhibit A.

     2.02 The Fund also agrees promptly to reimburse Administrator for all reasonable out-of-pocket expenses or advances incurred by Administrator in connection with the performance of services under this Agreement including, but not limited to, blue sky notice filing fees, Securities and Exchange Commission registration fees, costs related to insurance policies, legal counsel,


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postage, envelopes, checks, drafts, continuous forms, reports and statements,

telephone, telegraph, stationery, supplies, printing, Edgar filings, costs of outside mailing firms, record storage costs and media for storage of records

(e.g. microfilm, computer tapes or disks). In addition, any other expenses incurred by Administrator at the request or with the consent of the Fund will be promptly reimbursed by the Fund.

     Section 3. REPRESENTATIONS AND WARRANTIES OF ADMINISTRATOR. Administrator

represents and warrants to the Fund that:

     3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Nebraska;

     3.02 It is empowered under applicable laws and by its Articles of

Incorporation and By-laws to enter into and perform the services contemplated in this Agreement;

     3.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

     3.04 It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     Section  4. REPRESENTATIONS AND WARRANTIES OF THE FUND. The Fund

represents and warrants to Administrator that:

     4.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Minnesota;

     4.02 It is, or prior to the public offering of its shares, will become an open-end diversified management investment company registered under the

Investment Company Act of 1940;


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     4.03 A registration statement under the Securities Act of 1933 is currently, or prior to the public offering of its shares, will become effective and will remain effective, and appropriate state securities laws filings have been or will be made and will continue to be made, with respect to all shares of the Fund being offered for sale;

     4.04 The Fund is empowered under applicable laws and regulations and by its charter and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform under this Agreement.

     Section 5.  INDEMNIFICATION.

     5.01 Administrator shall not be responsible and the Fund shall indemnify and hold Administrator harmless from and against any and all losses, damages,

costs, charges, counsel fees, payments, expenses and liability which may be asserted against Administrator or for which it may be held to be liable, arising out of or in any way attributable to:

            (a)   All actions of Administrator required to be taken by

         Administrator pursuant to this Agreement provided that Administrator has acted in good faith and with due diligence.

            (b)   The Fund's refusal or failure to comply with the terms of this

         Agreement, or which arise out of the Fund's negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

            (c)   The reliance on, or the carrying out of, any instructions or requests of the Fund.

            (d)   Defaults by dealers with respect to payment for share orders previously entered.


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            (e)   The reliance on, or the carrying out of, any instructions or requests of the Fund.

            (f)   The offer or sale of the Fund's  shares in violation of any requirement  under  federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state (unless such violation results from Administrator's failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales be made in or to residents of such state).

     5.02 Administrator shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments,

expenses and liability arising out of Administrator's willful failure to comply with the terms of this Agreement or which arise out of Administrator's gross negligence or willful misconduct.

     5.03 At any time Administrator may apply to any officer of the Fund for instructions, and may consult with legal counsel for the Fund or its own legal counsel, at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by Administrator under this

Agreement and Administrator shall not be liable and shall be indemnified by the

Fund for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. Administrator shall be protected and indemnified in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. Administrator shall also be protected and indemnified in recognizing stock certificates which Administrator reasonably believes to bear the proper manual or facsimile


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signatures of the officers of the Fund, and the proper counter-signature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage, or other causes reasonably beyond its control,

such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

     5.05 In no event and under no circumstances shall either party to this

Agreement be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

     Section 6.  COVENANTS OF ADMINISTRATOR AND THE FUND.

     6.01  The Fund shall promptly furnish to Administrator the following:

            (a)   A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of Administrator and the execution and delivery of this Agreement.

            (b)   Certified copy of the Articles of Incorporation and By-laws of the Fund and all amendments thereto.

            (c)   Specimens of stock certificates, if any, in the form approved by the Fund's Board of Directors with a certificate of the Secretary of the Fund as to such approval.

     6.02 Administrator hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any;

and for the preparation or use, and for keeping account of such certificates,

forms and devices.


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     6.03 To the extent required by Section 31 of the Investment Company Act of 1940 and Rules thereunder, Administrator agrees that all records maintained by Administrator relating to the services to be performed by Administrator under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request.

     6.04 Administrator and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation of and the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person.

     Section 7.  TERMINATION OF AGREEMENT.

     7.01 This Agreement may be terminated by either party by 90 days written notice.

     Section 8. MISCELLANEOUS.

     8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other.

     8.02 The Administrator may, however, without further consent of the Fund,

subcontract for the performance of any of its responsibilities under this contract with a qualified party acceptable to the Administrator; provided,

however, that any party with whom the Administrator contracts for sub-transfer agent responsibilities shall be registered as a transfer agent under Section

17A(c)(2) of the Securities Exchange Act of 1934. In the event the Administrator subcontracts with any party (the "Contracted Party") for any such responsibilities, the Administrator shall be fully responsible to the Fund for the acts and omissions of the Contracted Party as it is for its own acts and omissions.

      8.03 This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.


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     8.04 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by and through their duly authorized officers, as of the day and year first above written.
                                                   WEITZ SERIES FUND, INC.



ATTEST:                                            By   /s/  Wallace R. Weitz
                                                     --------------------------
                                                     President

   /s/  Mary K. Beerling
------------------------
Secretary


                                                   WALLACE R. WEITZ & COMPANY



                                                   By   /s/  Wallace R. Weitz
                                                     ------------------------
ATTEST:                                              President



   /s/  Mary K. Beerling
------------------------
Asst. Secretary


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                             WEITZ SERIES FUND, INC.

                                    Exhibit A



      ASSET BREAK POINTS
----------------------------
GREATER THAN       LESS THAN         % OF NAV                MINIMUM

          0            25,000,000     0.200%                 25,000
 25,000,000           100,000,000     0.175%
100,000,000           500,000,000     0.150%
500,000,000                           0.050%


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